UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2008

GOLDSPRING, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	000-32429	65-0955118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 American Flat Road, Gold Hill, Nevada 89440
(Address of principal executive offices) (Zip Code)

Registrant's Telephone Number, Including Area Code: (775) 847-5272

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Amendment to a Material Definitive Agreement

On July 10, 2008, the Company amended $2,175,000 principal amount of unsecured promissory notes issued to Longview Fund, L.P. through the issuance of an Amended and Restated Promissory Note issued by the Company in favor of Longview Fund, L.P. The amended terms are as follows:

Expiration Date:	July 10, 2011
Interest Rate:	11%, payable in arrears in cash or stock (at a 15% discount to market price, calculated as a 5 day trailing VWAP)
Conversion:	The principal amount of the Note and interest thereon is convertible into Goldspring Common Stock at a price of $.0175 per share.
Anti Dilution:	Full ratchet

Item 5.02. Election of a Director.

Pending completion of administrative procedures, Jonathan D. Jaffrey shall be appointed a Director of Goldspring, Inc. Jonathan D. Jaffrey, age 41, is the President and a founding partner of Springbanc Philanthropy Advisors, a nationally focused philanthropy consultancy. Mr. Jaffrey most recently served as chief operating officer, chief financial officer, and member of the investment committee for the W.M. Keck Foundation, a $1.4 billion private foundation focusing on science and engineering research, medical research, liberal arts, and community programs in Southern California . In addition to his duties at the W.M. Keck Foundation, Mr. Jaffrey served as President of a multigenerational family office serving the needs of a Los Angeles based Forbes 400 family. Mr. Jaffrey's experience spans nearly two decades, hundreds of millions of dollars in charitable giving, and a wide range of industry experience, each imparting invaluable business acumen. Mr. Jaffrey holds an M.B.A. from the University of Southern California .

Item 9.01. Exhibit

Attached hereto as Exhibit 99.1 is the Amended and Restated Promissory Note, dated July 10, 2008, issued by Goldspring, Inc. in favor of Longview Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIST OF EXHIBITS

99.1	Amended and Restated Promissory Note, dated July 10, 2008, issued by Goldspring, Inc. in favor of Longview Fund, L.P.

GOLDSPRING, INC.

July 15, 2008	By:	/s/ Robert T. Faber
Robert T. Faber
President and Chief Financial Officer